EXHIBIT 99.1

PARLUX REPORTS FINANCIAL RESULTS
FOR FISCAL YEAR AND FOURTH QUARTER

FORT LAUDERDALE, FLORIDA, June 29, 2010, Parlux Fragrances, Inc. (NASDAQ:PARL) announced its unaudited results for the quarter and audited results for the year ended March 31, 2010.  Net sales for the quarter were $17.7 million, compared to $28.2 million in the prior year quarter, a reduction of approximately 37%.  Net loss for the quarter was $9.8 million, or $(0.48) per share, compared to net income of $1.5 million, or $0.07 per share, for the prior year quarter.

Net sales for the fiscal year 2010 were $148.1 million, compared to $151.2 million in the prior year, a reduction of approximately 2%.  Net loss for the fiscal year 2010 was $14.8 million, or $(0.73) per share, compared to a net loss of $4.3 million, or $(0.21) per share for the prior year.

Mr. Frederick E. Purches, Chairman and CEO commented, “It is obvious that this past fiscal year was a very difficult one. The negative effect from the expiration of our GUESS? license was considerably more than originally expected.  This was further impacted by anemic consumer spending and by higher post-holiday returns.”

Mr. Purches added, “On the positive side, our balance sheet as of March 31, 2010 remained solid, with $17.6 million of cash, no debt, and working capital of $88.8 million.  Our recently concluded $20 million credit facility with GE Capital, Corporate Finance further strengthens our ability to focus on the Company’s growth and profitability.  Most of our losses in fiscal year 2010 were related to the write-down of GUESS? inventory and excess holiday returns. The Company’s focus and structure has been re-aligned to provide positive results for our shareholders for the future.  I believe we are positioned to do just that.”

Conference Call
The Company will hold a conference call on Wednesday, June 30, 2010, at 9:00 a.m. (EDT) to discuss the Company’s year-end results and to provide additional outlook on the next quarter.  To participate, please call Toll Free: 800-862-9098 or International: 785-424-1051.  A digital replay of the conference call will be available from Wednesday, June 30, 2010, after 3:00 p.m., until midnight July 7, 2010.  To access the rebroadcast, Toll Free: 800-283-4641 or International: 402-220-0851.

ABOUT PARLUX FRAGRANCES, INC.
Parlux Fragrances, Inc. is a manufacturer and international distributor of prestige products. It holds licenses for Paris Hilton, Jessica Simpson, Nicole Miller, Josie Natori, Queen Latifah, Marc Ecko, Rihanna, Kanye West, XOXO, babyGund, and Fred Hayman Beverly Hills designer fragrances, as well as Paris Hilton watches, cosmetics, sunglasses, handbags and other small leather accessories, and the recently signed Vince Camuto.

Certain Information Regarding Forward-Looking Statements
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company or its industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, among others, future trends in sales and net income, the Company's ability to maintain its current brands and licenses, the Company's ability to successfully introduce, acquire, or launch new brands, licenses, or products in a cost-effective manner, general economic conditions, Perfumania's ability to pay its balance due to the Company, and compliance with the covenants in the Company’s credit facility. Additional risk factors are set forth in the Company's periodic reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FOR:	Parlux Fragrances, Inc. (954) 316-9008
CONTACT:	Frederick E. Purches, Ext. 8116
Raymond J. Balsys, Ext. 8106
Web site:	http://www.parlux.com

PARLUX FRAGRANCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2010	2009	2010	2009
	(Unaudited)
Net sales:
Unrelated customers	$7,519	$15,845	$93,861	$109,685
Related parties	9,062	12,321	49,615	41,470
Sales - expired license	1,136	-	4,626	-
	17,717	28,166	148,102	151,155

Cost of goods sold:
Unrelated customers	5,089	6,381	44,942	51,294
Related parties	5,332	4,863	29,147	19,261
Cost of sales - expired license	6,949	-	11,871	-
	17,370	11,244	85,960	70,555

Operating expense	16,198	14,173	85,651	87,403

Operating (loss) income	(15,851)	2,749	(23,509)	(6,803)

Interest income (expense), net	47	(6)	(236)	233
Foreign exchange loss	-	1	(1)	(1)
(Loss) income before income taxes	(15,804)	2,744	(23,746)	(6,571)

Income tax (benefit) provision	(5,969)	1,253	(8,987)	(2,287)

Net (loss) income	$(9,835)	$1,491	$(14,759)	$(4,284)

(Loss) income per common share:
Basic	$(0.48)	$0.07	$(0.73)	$(0.21)

Diluted	$(0.48)	$0.07	$(0.73)	$(0.21)

Weighted average shares outstanding	20,347,145	20,438,093	20,330,395	20,537,624

CONDENSED CONSOLIDATED BALANCE SHEET DATA
(In thousands)

	March 31, 2010	March 31, 2009
Cash and cash equivalents	$17,579	$6,088
Trade receivables, net	14,245	27,534
Inventories	41,846	66,737
Other current assets	29,703	28,315
Current Assets	103,373	128,674

Equipment and leasehold improvements, net	2,679	2,735
Trademarks and licenses, net	4,654	1,885
Other assets	3,626	3,410
Total Assets	$114,332	$136,704

Borrowings	$-	$539
Other current liabilities	14,532	25,681
Current Liabilities	14,532	26,220

Total Liabilities	14,532	26,220

Stockholders' Equity	99,800	110,484
Total Liabilities and Stockholders' Equity	$114,332	$136,704

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